Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410‑4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410‑5230

Karen May
Director, Public Relations
(630) 410‑5457

ULTA BEAUTY ANNOUNCES FOURTH QUARTER FISCAL 2017 RESULTS

Net Sales Increased 22.6%

Comparable Sales Increased 8.8%

Diluted EPS Increased 51.8% to $3.40, Including $0.65 Net Benefit from Tax Reform Related Items

Company Issues One-Time Bonuses for Hourly Associates

Company Approves New Share Repurchase Authorization of $625 Million

Bolingbrook, IL – March 15, 2018 – Ulta Beauty, Inc. (NASDAQ:ULTA) today announced financial results for the fourth quarter and full year of fiscal 2017 ended February 3, 2018, both of which contain one additional week (“53rd week”) versus the comparable prior periods.

“The Ulta Beauty team delivered excellent results in 2017, achieving 11 percent comparable sales growth and 25 percent adjusted earnings growth,” said Mary Dillon, Chief Executive Officer. “We also achieved strong sales and earnings growth in Q4 while continuing to gain market share and make significant progress on our strategic imperatives, despite continued moderation in the growth rate of makeup, our largest category.”

Tax Reform

On December 22, 2017, the Tax Cuts and Jobs Act was enacted into law.  This new legislation reduced the federal corporate tax rate to 21.0% effective January 1, 2018.  In accordance with Section 15 of the Internal Revenue Code, the Company utilized a blended rate of 33.7% for its fiscal 2017 tax year by applying a prorated percentage of the number of days prior to and subsequent to the January 1, 2018 effective date.  The Company recorded a provisional estimated after-tax benefit of

$38.3 million during the fourth quarter of 2017 based on the re-measurement of its net deferred tax liabilities and $9.8 million due to the lower tax rate in January 2018.  Given the significant complexity of the Tax Cuts and Jobs Act, the Company will continue to evaluate and analyze the impact of this legislation.  The $38.3 million estimate is provisional and based on the Company’s initial analysis of the Tax Cuts and Jobs Act, and may be adjusted in future periods due to, among other things, additional analysis performed by the Company and additional guidance that may be issued by the U.S. Department of Treasury, the Securities and Exchange Commission, and/or the Financial Accounting Standards Board.  These benefits, in part offset by a $12.3 million expense for one-time bonuses for hourly associates, impacted fourth quarter and fiscal 2017 diluted earnings per share by approximately $0.65.

For the Fourth Quarter of Fiscal 2017

•	Net sales increased 22.6% to $1,937.6 million compared to $1,580.6 million in the fourth quarter of fiscal 2016. Excluding the impact of the 53rd week in fiscal 2017, net sales increased 15.7%;
•	Net sales in the 53rd week were $108.8 million and represented approximately $0.14 of diluted earnings per share;
•

Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 8.8% compared to an increase of 16.6% in the fourth quarter of fiscal 2016. The 8.8% comparable sales increase was driven by 6.2% transaction growth and 2.6% growth in average ticket;

•	Retail comparable sales increased 4.2%, including salon comparable sales growth of 3.2%;
•	Salon sales increased 17.2% to $73.7 million compared to $62.9 million in the fourth quarter of fiscal 2016. Excluding the impact of the 53rd week in fiscal 2017, salon sales increased 8.7%;
•

E-commerce sales increased 60.4% to $248.3 million, including the benefit of the 53rd week, compared to $154.9 million in the fourth quarter of fiscal 2016. E-commerce comparable sales increased 50.4%, representing 460 basis points of the total company comparable sales increase of 8.8%;

•

Gross profit as a percentage of net sales decreased 50 basis points to 34.0% compared to 34.5% in the fourth quarter of fiscal 2016. Gross profit decreased 30 basis points due to deleverage in merchandise margins and 20 basis points due to a one-time bonus payment related to tax reform;

•

Selling, general and administrative (SG&A) expenses as a percentage of net sales increased 60 basis points to 20.6%, compared to 20.0% in the fourth quarter of fiscal 2016. SG&A increased 50 basis points due to deleverage of investments in store labor to support our growth initiatives and 40 basis points due to the one-time bonus payment related to tax reform, partially offset by leverage of 30 basis points in corporate overhead;

•

Pre-opening expenses decreased to $4.3 million compared to $4.4 million in the fourth quarter of fiscal 2016. Real estate activity in the fourth quarter of fiscal 2017 included 16 new stores, two relocations and one remodel compared to 25 new stores and one remodel in the fourth quarter of fiscal 2016;

•

Operating income increased 13.5% to $254.4 million, or 13.1% of net sales, compared to $224.2 million, or 14.2% of net sales, in the fourth quarter of fiscal 2016.  Adjusted operating income of $266.7 million, or 13.8% of net sales, increased 19.0%, compared to

$224.2 million, or 14.2% of net sales, in the fourth quarter of fiscal 2016. Adjusted operating income excludes $12.3 million for one-time bonus payments related to tax reform;
•

Tax rate decreased to 18.3% compared to  37.5% in the fourth quarter of fiscal 2016. The decrease was due to a reduction of net deferred income tax liabilities and a lower effective tax rate in January 2018 as a result of tax reform;

•	Net income increased 48.5% to $208.2 million compared to $140.2 million in the fourth quarter of fiscal 2016; and
•

Earnings per diluted share increased 51.8% to $3.40, compared to $2.24 in the fourth quarter of fiscal 2016. Adjusted earnings per diluted share of $2.75, which excludes a $0.65 net benefit due to tax reform related items, increased 22.8%, compared to $2.24 in the fourth quarter of fiscal 2016.

Fourth Quarter 2017 Adjusted Diluted Earnings Per Share Results

	Fourth Quarter
	2017	2016
Diluted EPS (GAAP)	$ 3.40	$ 2.24
Adjustments related to tax reform:
Re-measurement of net deferred tax liabilities	(0.62)	-
Impact of lower tax rate in January 2018	(0.16)	-
One-time bonus for hourly associates	0.13	-
Adjusted diluted EPS (non-GAAP)	$ 2.75	$ 2.24

For the Full Year of Fiscal Year 2017

•

Net sales, including the benefit of the 53rd week, increased 21.2% to $5,884.5 million from $4,854.7 million in fiscal 2016. Excluding the impact of the 53rd week in fiscal 2017, net sales increased 19.0%;

•	Net sales in the 53rd week were $108.8 million and represented approximately $0.14 of diluted earnings per share;
•	Comparable sales increased 11.0% compared to an increase of 15.8% in fiscal 2016. The 11.0% comparable sales increase was driven by 6.7% transaction growth and 4.3% growth in average ticket;
•	Retail comparable sales increased 7.1%, including salon comparable sales growth of 6.1%;
•	Salon sales increased 15.0% to $277.4 million compared to $241.1 million in fiscal 2016. Excluding the impact of the 53rd week in fiscal 2017, salon sales increased 12.8%;
•

E-commerce sales increased 64.7% to $568.7 million, including the benefit of the 53rd week, compared to $345.3 million in fiscal 2016. E-commerce comparable sales increased 59.9%, representing 390 basis points of the total company comparable sales increase of 11.0%;

•

Gross profit as a percentage of net sales decreased 40 basis points to 35.6% compared to 36.0% in fiscal 2016. Gross profit decreased 30 basis points due to deleverage in merchandise margins and 10 basis points due to the impact of a one-time bonus payment related to tax reform;

•

SG&A expenses as a percentage of net sales decreased 20 basis points to  21.9% compared to 22.1% in fiscal 2016. SG&A decreased 50 basis points due to leverage in corporate overhead and 20 basis points due to leverage in variable store expenses attributed to cost efficiencies and higher sales volume, partially offset by 30 basis points of deleverage in store labor and 20 basis points due to the impact of a one-time bonus payment related to tax reform;

•

Pre-opening expenses increased to $24.3 million, compared to $18.6 million in fiscal 2016. Real estate activity in fiscal 2017 included 102 new stores, seven relocations and 11 remodels compared to 104 new stores, two relocations and 12 remodels in fiscal 2016;

•

Operating income increased 19.9% to $785.3 million, or 13.3% of net sales, compared to $654.8 million, or 13.5% of net sales, in fiscal 2016.  Adjusted operating income of $797.6 million or 13.6% of net sales, increased 21.8%, compared to $654.8 million, or 13.5% of net sales, in fiscal 2016.  Adjusted operating income excludes $12.3 million for one-time bonus payments related to tax reform;

•

Tax rate decreased to 29.4% compared to 37.5% in fiscal 2016. The decrease was primarily due to a reduction of net deferred income tax liabilities and a lower effective tax rate in January 2018 as a result of tax reform and the adoption of a new accounting standard in fiscal 2017 for employee share-based payments;

•	Net income increased 35.5% to $555.2 million compared to $409.8 million in fiscal 2016; and
•

Earnings per diluted share increased 37.4% to $8.96 compared to $6.52 in fiscal 2016.   Adjusted earnings per diluted share of $8.16, which excludes a $0.65 net benefit due to tax reform related items and a $0.15 benefit due to accounting for share-based payments, increased 25.2%, compared to $6.52 in fiscal 2016.

Fiscal Year 2017 Adjusted Diluted Earnings Per Share Results

	Fiscal Year
	2017	2016
Diluted EPS (GAAP)	$ 8.96	$ 6.52
Adjustments related to tax reform:
Re-measurement of net deferred tax liabilities	(0.62)	-
Impact of lower tax rate in January 2018	(0.16)	-
One-time bonus for hourly associates	0.13	-
Other tax rate impacts:
Share-based accounting change	(0.15)	-
Adjusted diluted EPS (non-GAAP)	$ 8.16	$ 6.52

Balance Sheet

Merchandise inventories at the end of fiscal 2017 totaled $1,096.4 million compared to $944.0 million at the end of fiscal 2016, representing an increase of $152.4 million. Average inventory per store increased 5.3% compared to fiscal 2016. The increase in inventory was driven by 100 net new stores, the ramp up of the Dallas, Texas distribution center, investments in inventory to ensure high in-stock levels to support sales growth, and the expansion of certain prestige brands.

The Company ended fiscal 2017 with $397.4 million in cash and short-term investments.

Share Repurchase Program

During fiscal 2017, the Company repurchased 1,503,545 shares of its stock at a cost of $367.6 million. As of February 3, 2018,  $78.6 million remained available under the $425.0 million share repurchase program announced in March 2017.

On March 13, 2018, the Company’s board of directors approved a new share repurchase authorization of $625.0 million, which replaces the prior authorization implemented in March 2017.  Since 2014, Ulta Beauty has returned nearly $1.0 billion to shareholders through its share repurchase program, while continuing to make strategic growth investments.

Store Expansion

During the fourth quarter of fiscal 2017, the Company opened 16 stores located in Bixby, OK; Boston, MA; Covington, WA; Fall River, MA; Greenvale, NY; Lafayette, IN; Lake Jackson, TX; Los Angeles, CA; Memphis, TN; Midlothian, TX; Montvale, NJ; North Miami Beach, FL; San Antonio, TX; St. Peters, MO; Turnersville, NJ; and White Lake, MI. The Company ended fiscal 2017 with 1,074 stores and square footage of 11,300,920, representing a 10.0% increase in square footage compared to fiscal 2016.

Outlook

“Looking ahead to 2018, we are deploying a portion of the tax reform benefits to invest in our people and accelerate investments to drive growth and innovation,” said Mary Dillon.  “We also recognize operating margin headwinds from various cost pressures facing all retailers, our higher than expected mix of e-commerce, and the new revenue recognition accounting standard.  To help offset these pressures, we are implementing a cost optimization program to deliver benefits in the areas of indirect procurement, end-to-end operational efficiency, real estate costs, and merchandise margin improvement.  We plan to increase operating profit margin rate over the long term, but this measure is expected to decline modestly in 2018.  Going forward, rather than guiding to a precise operating margin target or timeline, we will instead ask our stakeholders to focus on how we create value through our very healthy earnings per share and margin dollar growth.  We are confident that our plan allows us to continue delivering industry leading results, while making us a more competitive employer, enhancing the guest experience, and allowing us to invest in growth platforms to drive sustainable differentiation and the long-term success of the business.”

For fiscal 2018, the Company plans to:

•	increase total sales in the low teens percentage range;
•	achieve comparable sales growth of approximately 6% to 8%, including the impact of e-commerce;
•	grow e-commerce sales in the 40% range;
•	open approximately 100 new stores and execute 17 remodel or relocation projects;
•

adopt Accounting Standards Update 2014-09, Revenue from Contracts with Customers, which will increase sales by approximately $50 million and decrease operating profit margin rate by approximately 20 basis points;

•	deleverage operating profit margin rate in the range of 50 to 70 basis points;
•	deliver GAAP earnings per share growth in the 20 percentage range, including the impact of approximately $500 million in share repurchases and assuming a 24% effective tax rate; and
•	incur capital expenditures of $375 million in fiscal 2018, compared to fiscal 2017 capital expenditures of $441 million.

For the first quarter of fiscal 2018, the Company expects net sales in the range of $1,506 million to $1,519 million, compared to actual net sales of $1,314.9 million in the first quarter of fiscal 2017. Comparable sales for the first quarter of fiscal 2018, including e-commerce sales, are expected to increase 6% to 7%. The Company reported a comparable sales increase of 14.3% in the first quarter of fiscal 2017.

Earnings per diluted share for the first quarter of fiscal 2018 is estimated to be in the range of $2.43 to $2.48. This compares to earnings per diluted share for the first quarter of fiscal 2017 of $2.05.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Conference Call Information

A conference call to discuss fourth quarter of fiscal 2017 results is scheduled for today, March 15, 2018, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time.  Investors and analysts interested in participating in the call are invited to dial (877) 705‑6003. The conference call will also be webcast live at http://ir.ultabeauty.com.  A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on March 29, 2018 and can be accessed by dialing (844) 512‑2921 and entering conference ID number 13676924.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services.  Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty. All in One Place.™  The Company offers more than 20,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label.  Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services.  Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading Ultamate Rewards loyalty program.  As of February 3, 2018, Ulta Beauty operates 1,074 retail stores across 48 states and the District of Columbia and also distributes its products through its website, which includes a collection of tips, tutorials and social content.  For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance.  You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words.  Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved.  Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; weather conditions that could negatively impact sales; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; our ability to attract and retain key executive personnel; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility of material disruptions to our information systems; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; customer acceptance of our rewards program and technological and marketing initiatives; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10‑K for the fiscal year ended January 28, 2017, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10‑Q.  Our filings with the SEC are available at www.sec.gov.  Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	14 Weeks Ended		13 Weeks Ended
	February 3,		January 28,
	2018		2017
	(Unaudited)		(Unaudited)
Net sales	$1,937,592	100.0%	$1,580,574	100.0%
Cost of sales	1,279,245	66.0%	1,035,666	65.5%
Gross profit	658,347	34.0%	544,908	34.5%

Selling, general and administrative expenses	399,631	20.6%	316,266	20.0%
Pre-opening expenses	4,297	0.2%	4,412	0.3%
Operating income	254,419	13.1%	224,230	14.2%
Interest income, net	(359)	0.0%	(116)	0.0%
Income before income taxes	254,778	13.1%	224,346	14.2%
Income tax expense	46,605	2.4%	84,128	5.3%
Net income	$208,173	10.7%	$140,218	8.9%

Net income per common share:
Basic	$3.42		$2.25
Diluted	$3.40		$2.24

Weighted average common shares outstanding:
Basic	60,938		62,201
Diluted	61,293		62,544

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	53 Weeks Ended		52 Weeks Ended
	February 3,		January 28,
	2018		2017
	(Unaudited)
Net sales	$5,884,506	100.0%	$4,854,737	100.0%
Cost of sales	3,787,697	64.4%	3,107,508	64.0%
Gross profit	2,096,809	35.6%	1,747,229	36.0%

Selling, general and administrative expenses	1,287,232	21.9%	1,073,834	22.1%
Pre-opening expenses	24,286	0.4%	18,571	0.4%
Operating income	785,291	13.3%	654,824	13.5%
Interest income, net	(1,568)	0.0%	(890)	0.0%
Income before income taxes	786,859	13.3%	655,714	13.5%
Income tax expense	231,625	3.9%	245,954	5.1%
Net income	$555,234	9.4%	$409,760	8.4%

Net income per common share:
Basic	$9.02		$6.55
Diluted	$8.96		$6.52

Weighted average common shares outstanding:
Basic	61,556		62,519
Diluted	61,975		62,851

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	February 3,	January 28,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$277,445	$385,010
Short-term investments	120,000	30,000
Receivables, net	99,719	88,631
Merchandise inventories, net	1,096,424	943,975
Prepaid expenses and other current assets	98,666	88,621
Prepaid income taxes	1,489	—
Total current assets	1,693,743	1,536,237

Property and equipment, net	1,189,453	1,004,358
Deferred compensation plan assets	16,827	11,283
Other long-term assets	8,664	—
Total assets	$2,908,687	$2,551,878

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$325,758	$259,518
Accrued liabilities	302,307	260,854
Accrued income taxes	14,101	8,971
Total current liabilities	642,166	529,343

Deferred rent	407,916	366,191
Deferred income taxes	59,403	86,498
Other long-term liabilities	24,985	19,628
Total liabilities	1,134,470	1,001,660

Commitments and contingencies

Total stockholders’ equity	1,774,217	1,550,218
Total liabilities and stockholders’ equity	$2,908,687	$2,551,878

Exhibit 4

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	53 Weeks Ended	52 Weeks Ended
	February 3,	January 28,
	2018	2017
	(Unaudited)
Operating activities
Net income	$555,234	$409,760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	252,713	210,295
Deferred income taxes	(27,095)	26,971
Non-cash stock compensation charges	24,399	19,340
Excess tax benefits from stock-based compensation	—	(9,053)
Loss on disposal of property and equipment	7,518	9,140
Change in operating assets and liabilities:
Receivables	(11,088)	(23,639)
Merchandise inventories	(152,449)	(182,182)
Prepaid expenses and other current assets	(10,045)	(16,073)
Income taxes	3,641	5,322
Accounts payable	66,240	63,344
Accrued liabilities	36,891	71,057
Deferred rent	41,725	44,402
Other assets and liabilities	(9,484)	5,701
Net cash provided by operating activities	778,200	634,385

Investing activities
Purchases of short-term investments	(330,000)	(90,000)
Proceeds from short-term investments	240,000	190,000
Purchases of property and equipment	(440,714)	(373,447)
Net cash used in investing activities	(530,714)	(273,447)

Financing activities
Repurchase of common shares	(367,581)	(344,275)
Stock options exercised	16,190	16,293
Purchase of treasury shares	(4,243)	(2,839)
Excess tax benefits from stock-based compensation	—	9,053
Debt issuance costs	583	—
Net cash used in financing activities	(355,051)	(321,768)

Net increase (decrease) in cash and cash equivalents	(107,565)	39,170
Cash and cash equivalents at beginning of year	385,010	345,840
Cash and cash equivalents at end of year	$277,445	$385,010

Exhibit 5

2017 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2017	quarter	quarter	quarter	end of the quarter
1st Quarter	974	18	2	990
2nd Quarter	990	20	0	1,010
3rd Quarter	1,010	48	0	1,058
4th Quarter	1,058	16	0	1,074

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2017	the quarter	quarter	during the quarter	quarter
1st Quarter	10,271,184	184,833	22,832	10,433,185
2nd Quarter	10,433,185	198,289	0	10,631,474
3rd Quarter	10,631,474	509,345	0	11,140,819
4th Quarter	11,140,819	160,101	0	11,300,920